                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           COMMUNITY BANCSHARES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                           COMMUNITY BANCSHARES, INC.

                               HIGHWAY 231 SOUTH
                                 P.O. BOX 1000
                          BLOUNTSVILLE, ALABAMA 35031


                                                                  April   , 1999


To the Stockholders of Community Bancshares, Inc.:


     In connection with the Annual Meeting of stockholders of Community Bancshares, Inc. to be held at 10:00 a.m., local time, on Thursday, April 22, 1999, we enclose a Notice of Annual Meeting of Stockholders, GREEN proxy card and Proxy Statement containing information concerning those matters which are to be considered at the Annual Meeting.



     You are cordially invited to attend the Annual Meeting in person. Please sign and return the enclosed GREEN proxy card in the enclosed postage-prepaid envelope so that your shares can be voted in the event you are unable to attend the meeting. This will not limit your rights to vote in person or attend the Annual Meeting.


     We are enthusiastic about the future and appreciate your continued support. We look forward to seeing you on April 22.

                                          Sincerely yours,

                                          KENNON R. PATTERSON, SR.
                                          Chairman, Chief Executive Officer and
                                          President


PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ACCOMPANYING GREEN PROXY CARD IN THE POSTAGE-PAID RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

                           COMMUNITY BANCSHARES, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------


     The Annual Meeting of the stockholders of Community Bancshares, Inc. (the "Company") will be held at the Administrative Building of Community Bank headquarters, Highway 231 South, Blountsville, Alabama, on Thursday, April 22, 1999 at 10:00 a.m., local time, for the following purposes:


     1. The election of Denny G. Kelly, Kennon R. Patterson, Sr., Merritt M. Robbins and R. Wayne Washam as Class III directors;

     2. Ratification of the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP, to serve as independent auditors of the Company and its subsidiaries for the year ending December 31, 1999;

     3. Consideration of a stockholder proposal to amend the Company's Bylaws to restrict the composition of the Board of Directors (other than the President of the Company) to independent directors;

     4. Consideration of a stockholder proposal to amend the Company's Bylaws to declassify the Board of Directors; and

     5. The transaction of such other business as may properly come before the meeting or any adjournment thereof.


     Please note that the Board of Directors has determined to postpone consideration of a proposal to amend and restate the Company's Certificate of Incorporation, given the number of other important matters to be addressed at the Annual Meeting and the short amount of time remaining until the Annual Meeting. The Board wants you to have adequate time to consider the information in the attached Proxy Statement and in other materials that the Company may send you.


     The Board of Directors has fixed the close of business on March 15, 1999 as the record date for determining stockholders of the Company entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting.


     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED GREEN PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE ENCLOSED FOR THAT PURPOSE. The person giving the enclosed proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later written proxy or a written revocation to the Corporate Secretary of the Company, provided such later written proxy or revocation is actually received by the Corporate Secretary of the Company before the vote of stockholders at the Annual Meeting.



     If you need assistance in completing your proxy card, please call me at
(205) 429-1000.



     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF ITEMS 1 AND 2 ABOVE, AND A VOTE "AGAINST" ITEMS 3 AND 4 ABOVE.


                                          By Order of the Board of Directors,

                                          BISHOP K. WALKER, JR.
                                          Secretary


Blountsville, Alabama

April 2, 1999

                           COMMUNITY BANCSHARES, INC.

                               HIGHWAY 231 SOUTH
                                 P.O. BOX 1000
                          BLOUNTSVILLE, ALABAMA 35031
                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 1999
                            ------------------------

                                  INTRODUCTION

     This Proxy Statement is furnished to stockholders of Community Bancshares, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of stockholders to be held April 22, 1999, and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.


     The executive offices of the Company are located at Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031. This Proxy Statement was mailed to
stockholders of the Company on or about April   , 1999.


STOCKHOLDERS ENTITLED TO VOTE

     Each holder of record of the Company's common stock, $.10 par value per share ("Common Stock"), as of the close of business on March 15, 1999, will be entitled to vote at the Annual Meeting. Each stockholder will be entitled to one vote on each proposal for each share of Common Stock held as of such date. At the close of business on March 15, 1999, there were 4,656,847 shares of Common Stock issued and outstanding, which were held by approximately 2,209 stockholders of record. The Company's stock transfer books will not be closed and shares of Common Stock may be transferred subsequent to the record date, although all votes must be cast in the names of stockholders of record as of the record date.

PROXIES


     If the enclosed GREEN proxy card is properly executed and received by the Company before or at the Annual Meeting, the shares of Common Stock represented thereby will be voted as specified in the proxy by the persons designated in such proxy. If no specification is made in the proxy, shares of Common Stock represented by the proxy will be voted (1) "FOR" the election of the nominees for directors listed in the accompanying Notice of Annual Meeting, (2) "FOR" ratification of the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP, as independent auditors of the Company and its subsidiaries for the year ending December 31, 1999, (3) "AGAINST" the stockholder proposal to amend the Company's Bylaws to restrict the composition of the Board of Directors (other than the President of the Company) to independent directors, (4) "AGAINST" the stockholder proposal to amend the Company's Bylaws to declassify the Board of Directors, and (5) in accordance with the recommendation of the Board of Directors as to any other matters which may come before the Annual Meeting. The person giving the enclosed proxy may revoke it at any time before it is voted by voting in person at the Annual Meeting or by delivering a later written proxy or a written revocation to the Corporate Secretary of the Company, provided such later written proxy or revocation is actually received by the Corporate Secretary of the Company before the vote of stockholders at the Annual Meeting.


SOLICITATION OF PROXIES

     THIS SOLICITATION IS MADE BY THE BOARD OF DIRECTORS OF THE COMPANY. THE BOARD OF DIRECTORS URGES THAT YOU EXECUTE AND RETURN THE ENCLOSED GREEN PROXY CARD AS SOON AS POSSIBLE AND RECOMMENDS THAT THE SHARES OF COMMON STOCK REPRESENTED BY THE PROXY BE VOTED "FOR" APPROVAL OF PROPOSALS 1 AND 2 AND "AGAINST" PROPOSALS 3 AND 4.

     Solicitation of proxies by the Company will be made by mail. In addition, directors and officers of the Company and its subsidiaries will solicit proxies in person, by telephone and by other means. Such directors and officers will not receive any additional compensation in connection with such solicitation. The Company will pay the cost of preparing, assembling and mailing this Proxy Statement and other materials furnished to stockholders by the Company and all other expenses in furtherance of or in connection with the Company's solicitation of proxies for the Annual Meeting, including the expense of brokers, custodians, nominees and other fiduciaries who, at the request of the Company, mail material to or otherwise communicate with beneficial owners of shares of Common Stock held by them. The Company estimates that the total amount of such solicitation costs will be approximately $600,000, of which approximately $275,000 has been incurred to date, excluding costs that would normally be incurred by the Company in the absence of a competing proxy solicitation and excluding the salaries and wages of officers and other employees of the Company and its subsidiaries.


OTHER MATTERS


     The Board of Directors is not aware of any business to be presented at the Annual Meeting except as described in the accompanying Notice of Annual Meeting and in the following paragraph. If other matters do properly come before the Annual Meeting, it is intended that the persons named on the enclosed GREEN proxy card will vote on such matters in accordance with the recommendation of the Board of Directors. The Board of Directors has recommended that such persons vote "AGAINST" any proposal or other business that is presented at the Annual Meeting unless the Board of Directors has previously approved such proposal or other business.



     On March 25, 1999, a small group of stockholders led by Bryan A. Corr and members of his family (using the alias "Stockholders for Integrity and Responsibility") filed a preliminary proxy statement with the Securities and Exchange Commission ("SEC"), indicating that they intend to solicit proxies for the Annual Meeting in order to vote for the election of their slate of nominees for directors and in favor of certain proposals that were omitted from this Proxy Statement and the enclosed GREEN proxy card in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The persons named in the enclosed GREEN proxy card intend to vote against the Corr group's slate of nominees for directors and against proposals presented by the Corr group at the Annual Meeting.



     The Board of Directors of the Company opposes the Corr group's solicitation and urges you NOT to sign or return any proxy card that the Corr group may send you. If you have previously signed and returned any such proxy card, you have every right to change your mind and revoke that proxy. You can do this by completing, signing, dating and returning the enclosed GREEN proxy card.


ANNUAL REPORTS

     A COPY OF THE COMPANY'S 1998 ANNUAL REPORT TO STOCKHOLDERS ACCOMPANIES THIS PROXY STATEMENT. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS SUCH REPORT IN WRITING FROM KENNON R. PATTERSON, SR., COMMUNITY BANCSHARES, INC., P.O. BOX 1000, BLOUNTSVILLE, ALABAMA 35031.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS


     The Bylaws of the Company provide for a classified Board of Directors consisting of three classes, with the term of office of each class expiring in successive years, and that the number of directors will be fixed from time to time by the vote of the directors. The current number of directors has been fixed at 11. The terms of the Class III directors expire at the Annual Meeting. The terms of the Class I and Class II directors will expire in 2000 and 2001, respectively. The Board of Directors is recommending the re-election of those persons currently serving as Class III directors. Each of the Class III directors elected at the Annual Meeting will serve three-year terms expiring at the 2002 annual meeting of stockholders and until his respective successor is elected and qualified. A director of the Company is elected by the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote.



     The Board of Directors has nominated Denny G. Kelly, Kennon R. Patterson, Sr., Merritt M. Robbins and R. Wayne Washam for election as Class III directors to hold office until expiration of their term and until their successors have been elected and qualified. It is intended that the persons named in the enclosed GREEN proxy card will vote for the election of these nominees. Each nominee has consented to serve as director if elected, but if for any reason any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for substitutes proposed by the Company's Board of Directors. The names of the nominees and the directors who will continue to serve unexpired terms and certain information relating to them, including the business experience of each during the past five years, follow.



     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.


                NOMINEES FOR TERMS EXPIRING IN 2002 (CLASS III)


                                                                    DIRECTOR OF
                                                                      COMPANY             PRINCIPAL OCCUPATION
NAME, AGE AND POSITIONS HELD WITH THE COMPANY AND ITS SUBSIDIARIES     SINCE             DURING PAST FIVE YEARS
------------------------------------------------------------------  -----------   -------------------------------------
DENNY G. KELLY (59).......................................             1986       President of Community Bank
Director and Executive Vice President of the Company; Director and                (1993-Present)
President of Community Bank; Director of 1st Community Credit
Corporation, Community Appraisals, Inc., Community Insurance Corp.
and Southern Select Insurance, Inc.
KENNON R. PATTERSON, SR. (56).............................             1983       Chairman, President and Chief
Chairman, President and Chief Executive Officer of the Company;                   Executive Officer of the Company
Chairman and Chief Executive Officer of Community Bank; Director                  (1985-Present); Chairman and Chief
of Community Appraisals, Inc., Community Insurance Corp., 1st                     Executive Officer of Community Bank
Community Credit Corporation and Southern Select Insurance, Inc.                  (1993-Present)
MERRITT M. ROBBINS (61)...................................             1996       Piggly Wiggly grocery store operator
Director of the Company, Community Bank and 1st Community Credit                  and property developer, New Hope,
Corporation                                                                       Alabama
R. WAYNE WASHAM (62)......................................             1996       Retired; Assistant Superintendent of
Director of the Company, Community Bank and 1st Community Credit                  Arab, Alabama City Schools
Corporation                                                                       (1992-1996)

                DIRECTORS WITH TERMS EXPIRING IN 2000 (CLASS I)


                                                                    DIRECTOR OF
                                                                      COMPANY             PRINCIPAL OCCUPATION
NAME, AGE AND POSITIONS HELD WITH THE COMPANY AND ITS SUBSIDIARIES     SINCE             DURING PAST FIVE YEARS
------------------------------------------------------------------  -----------   -------------------------------------
ROY B. JACKSON (64).......................................             1999       Retired; Former owner-operator of
Director of the Company and Community Bank                                        Jackson's Farm and Garden Center,
                                                                                  Minor Hill, Tennessee
HODGE PATTERSON, III (43).................................             1993       Executive Vice President of Community
Director of the Company; Director and Executive Vice President of                 Bank (1997- Present); Vice-Chairman,
Community Bank; Director of 1st Community Credit Corporation,                     Chief Executive Officer and President
Community Insurance Corp. and Southern Select Insurance, Inc.                     of Community Bank, a Tennessee bank
                                                                                  (1993-1997)
ROBERT O. SUMMERFORD (68).................................             1996       Owner-operator of Summerford Nursing
Director of the Company, Community Bank, and Community Appraisals,                Home and Summerford Drugs store,
Inc.                                                                              Falkville, Alabama


                DIRECTORS WITH TERMS EXPIRING IN 2001 (CLASS II)


                                                                    DIRECTOR OF
                                                                      COMPANY             PRINCIPAL OCCUPATION
NAME, AGE AND POSITIONS HELD WITH THE COMPANY AND ITS SUBSIDIARIES     SINCE             DURING PAST FIVE YEARS
------------------------------------------------------------------  -----------   -------------------------------------
GLYNN DEBTER (64).........................................             1996       Owner-operator of Debter Farms,
Director of the Company, Community Bank, Community Insurance Corp                 Horton, Alabama
and Southern Select Insurance, Inc.
JOHN J. LEWIS, JR. (51)...................................             1997       Production Planning Manager for Tyson
Director of the Company, Community Bank and Community Appraisals,                 Foods, Inc. (food processing),
Inc.                                                                              Blountsville, Alabama
LOY MCGRUDER (58).........................................             1996       Executive Vice President of Community
Director of the Company; Director and Executive Vice President of                 Bank (1994- Present); City President
Community Bank; Director of Community Insurance Corp. and Southern                of Community Bank-Blountsville
Select Insurance, Inc.                                                            (1994-1997); Senior Vice President of
                                                                                  Community Bank (1993-1994)
BISHOP K. WALKER, JR. (67)................................             1983       Vice Chairman, Senior Executive Vice
Director, Vice Chairman, Secretary, Senior Executive Vice                         President and General Counsel of the
President and General Counsel of the Company; Director, Senior                    Company (1987- Present); President
Executive Vice President and Secretary of Community Bank; Director                and Director of Community Insurance
of Community Insurance Corp. and Southern Select Insurance, Inc.                  Corp. (1987-1997)


     Kennon R. Patterson, Sr. and Hodge Patterson, III are brothers.

     All directors of the Company hold office for three-year terms unless they sooner resign, become disqualified or are removed. The officers of the Company are elected annually by the directors and serve until their successors are elected and qualified or until their earlier resignation, removal or disqualification.


     During the past 10 years, none of the directors of the Company have been convicted in a criminal proceeding (excluding any traffic offenses). During the past two years, the directors of the Company have bought and sold shares of Common Stock as described in the footnotes to the table below under the heading "Security Ownership of Certain Beneficial Owners and Management." In March 1998,


each of the directors of
the Company were granted options to purchase shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Additional information regarding these grants is provided below under the subheading "Stock Options." Kennon R. Patterson, Sr., Bishop K. Walker, Jr. and Denny G. Kelly serve as members of the Company's ESOP and Pension Plan Administrative Committee. Except as otherwise described herein, none of the directors of the Company is, or during the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company.



     Each of Kennon R. Patterson, Sr. and Bishop K. Walker, Jr. is a party to an employment agreement and change in control agreement with the Company. In addition, each of Denny G. Kelly, Hodge Patterson, III and Loy McGruder is employed by the Company and is a party to a change in control agreement with the Company. These agreements are described below under the subheading "Employment Agreements and Change in Control Arrangements." Certain affiliates of Kennon R. Patterson, Sr. and members of his family have engaged, and may in the future engage, in transactions with the Company and its subsidiaries. In addition, Community Bank has engaged, and may in the future engage, in banking and lending transactions with directors of the Company in the ordinary course of business. These transactions are described below under the subheading "Certain Relationships and Related Transactions." Except as otherwise described herein, none of the directors of the Company, or their associates, have any arrangement or understanding with any person with respect to future employment by the Company or its affiliates, or with respect to future transactions to which the Company or its affiliates will or may be a party.


BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held nine meetings during 1998. To assist it in its work, the Board of Directors has the following standing committees: Executive Committee, Nominating Committee, Executive Compensation Committee, ESOP and Pension Plan Administrative Committee, and Audit Committee.

     The membership of the Executive Committee currently consists of Kennon R. Patterson, Sr. (Chairman), Denny G. Kelly (Vice Chairman), Glynn Debter, Merritt
M. Robbins, Bishop K. Walker, Jr. and R. Wayne Washam. This committee has the authority, to the extent permitted by law and the Company's governing documents, to exercise all the powers of the board of directors in the management of the business and affairs of the Company. In performing these functions, the committee met six times during 1998.

     The Nominating Committee is currently composed of Glynn Debter (Chairman), John J. Lewis, Jr. (Vice Chairman), Robert O. Summerford and Bishop K. Walker, Jr. The purpose of this committee is to recommend to the Board of Directors nominations for directors of the Company. This committee met one time in 1998.

     The Executive Compensation Committee reviews the compensation of all officers of the Company and its subsidiaries. Membership of this committee, which met one time in 1998, currently consists of Merritt M. Robbins (Chairman),
R. Wayne Washam (Vice Chairman), Denny G. Kelly and Bishop K. Walker, Jr.


     The ESOP and Pension Plan Administrative Committee administers the Company's pension plan and employee stock ownership plan ("ESOP"). This committee is currently composed of Denny G. Kelly (Chairman), Kennon R. Patterson, Sr. (Vice Chairman) and Bishop K. Walker, Jr. This committee held one meeting in 1998.


     The Audit Committee reviews the financial and internal operations of the Company. Members of the Audit Committee are R. Wayne Washam (Chairman), John J. Lewis, Jr., Glynn Debter, Merritt M. Robbins and Robert O. Summerford. This committee met ten times during 1998.

DIRECTOR ATTENDANCE

     During 1998, all incumbent directors of the Company attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which they were members.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. These officers, directors and stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. There are specific dates by which these reports are to be filed and the Company is required to report in this Proxy Statement any failure to file reports as required for 1998.



     For 1998, Kennon R. Patterson, Sr., Bishop K. Walker, Jr., Denny G. Kelly, Loy McGruder, Hodge Patterson, III, Kennon R. Patterson, Jr. and Stacey Mann each failed to file a report on Form 4 to show an increase in their ownership of a partnership which holds shares of Common Stock. Each such person subsequently reported this event on a Form 5, which was timely filed. Kennon R. Patterson, Sr., Bishop K. Walker, Jr. and Denny G. Kelly each failed to file a report on Form 4 during 1998 to show an increase in the number of unallocated shares of Common Stock held by the Company's ESOP, as to which shares each person disclaims beneficial ownership. Each such person subsequently reported this event on a Form 5, which was timely filed. During 1998, Michael A. Bean filed an untimely report on Form 3 reporting that he held no shares of Common Stock upon becoming an executive officer of the Company. Bryan A. Corr filed an untimely report on Form 4 during 1998 reporting an increase in his beneficial ownership of Common Stock. Glynn Debter filed two untimely reports on Form 4 during 1998 reporting increases in his beneficial ownership of Common Stock. The Company has relied on written representations of its directors and executive officers and copies of the reports that have been filed in making required disclosures concerning beneficial ownership reporting.


DIRECTOR RESIGNATIONS


     As part of its efforts to conform the Company's corporate governance policies and procedures to those of other publicly-held companies, the Board of Directors determined that it would be in the best interests of the Company to have a smaller percentage of Board seats held by employee directors. In January 1999, three employee directors of the Company voluntarily resigned from the Board of Directors to allow the Company to achieve this goal. The Board of Directors is currently comprised of five employee directors and six non-employee directors. In the future, the Board of Directors may take further action to increase or decrease the proportion of employee directors to non-employee directors as it deems appropriate to further the objectives of the Company.



     Effective January 28, 1999, Bryan A. Corr resigned as a director of the Company. Mr. Corr's term as a director of the Company would have expired at the Annual Meeting. The Nominating Committee did not nominate Mr. Corr for re-election to the Board of Directors. On November 30, 1998, Mr. Corr was dismissed as a director of Community Bank and was asked to resign as a director of the Company, in response to actions taken by Mr. Corr during the Company's Fall 1998 public offering of Common Stock. Mr. Corr, without informing the Company or the Board of Directors, purchased approximately 32,000 shares of Common Stock from a former employee of the Company at $18.00 per share, at a time in which the Company was offering shares of Common Stock to the public at $19.00 per share. The Board of Directors determined that Mr. Corr's actions were inconsistent with his responsibilities and duties as a director of the Company and of Community Bank.



     SEC rules require that we provide a summary of the disagreements cited by Mr. Corr as the reason for his resignation. In his letter of resignation, Mr. Corr cited his disagreement with certain actions he alleged were or should have been taken by the Company's Board of Directors. Specifically, Mr. Corr indicated his disagreement with the practice of management not providing a "Board Book" for each Board meeting, inadequate examination of related-party transactions, adoption of a share purchase rights plan and amendments to the Company's Bylaws, failure to respond to proposals submitted by a group of stockholders for inclusion in this Proxy Statement, and alleged misrepresentations in a letter sent to stockholders in January 1999. The Company believes Mr. Corr's allegations are without merit. Mr. Corr's allegations are either patently false or based on criticisms of management style rather than management quality.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Community Bank has from time to time made loans to certain of its directors and executive officers, and members of their immediate families, in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of the loans for comparable transactions with other persons. These loans did not involve more than the normal risk of collectibility or present other unfavorable features. Community Bank maintains a program whereby each of its full-time employees is eligible for a one percent discount in the rate of interest charged on a loan from the bank. Federal banking regulations have been amended to permit executive officers of Community Bank to participate in this program. In addition, Community Bank maintains a program for executive officers and other of its employees who are required by the bank to relocate within its market area in connection with their employment with the bank. Under this program, each of these employees is eligible for a five percent annual interest rate on first mortgage, real estate loans from the bank. During 1998, the total amount of loans to directors and executive officers of the Company and members of their immediate families originated by Community Bank under these two programs was approximately $3.6 million. As of March 10, 1999, the total outstanding balance of loans by Community Bank to directors and executive officers of the Company and members of their immediate families under these two programs was approximately $2.4 million.

     During 1998, Community Bank contracted with Heritage Valley Farms, an unincorporated business owned by Kennon R. Patterson, Sr., a director and named executive officer of the Company, for the upkeep and maintenance of the external grounds of certain locations of the bank and its subsidiaries. During most of 1998, such services were provided by Heritage Valley Farms at seven of the Company's locations. During the first quarter of 1998, Heritage Valley Farms provided such services at an additional 12 locations. Pursuant to its service contract with Heritage Valley Farms, Community Bank and its subsidiaries paid Heritage Valley Farms a total of $51,465 during 1998, or a monthly average of $468 per location. In February 1999, Community Bank entered into a new service contract with Heritage Valley Farms for the maintenance of 12 locations at a total monthly cost of $7,058, or an average monthly cost of $588 per location.

     During 1998, Heritage Interiors, a decorating and design firm owned and operated by the wife of Kennon R. Patterson, Sr., provided interior design services and furnishings, including furniture, appliances, fixtures, hardware, carpets, wall coverings, paint, drapes and accessories, to the Company, Community Bank and its subsidiaries in connection with the opening of new facilities and the renovation of existing facilities. For such services and furnishings, Heritage Interiors was paid a total of $666,492, including $265,000 in connection with the completion of three new buildings containing a total of about 60,000 square feet, $31,876 in connection with the renovation of an existing building at the Company's headquarters in Blountsville, Alabama, $150,723 in connection with the opening of a permanent facility in Double Springs, Alabama, $38,647 in connection with the opening of bank locations in Albertville, Boaz and Guntersville, Alabama, $44,610 in connection with the opening of six locations for 1st Community Credit Corporation, and additional amounts relating to 23 other office locations.

     The Company has entered into an agreement with the accounting firm of Schauer, Taylor, Cox & Vise, P.C. to provide accounting services and perform preliminary work in connection with the Company's annual audit. Doug Schauer, a member of such firm, is Kennon R. Patterson, Sr.'s son-in-law. During 1998, the Company or its subsidiaries paid such firm a total of $165,000. The preliminary audit work of this firm is reviewed by the Company's independent auditors, Dudley, Hopton-Jones, Sims & Freeman, PLLP, which issues an audit opinion to the Company.

     At December 31, 1998, the total outstanding balance of indebtedness incurred by the ESOP to purchase shares of Common Stock was approximately $2,944,232. This indebtedness, which is owed to a third party and is secured by a pledge of 241,350 shares of Common Stock that have not been allocated by the ESOP, is guaranteed by the Company.

LEGAL PROCEEDINGS


     On November 19, 1998, Mr. William Towns, a stockholder of the Company, filed a stockholder derivative action against the directors of the Company in the state Circuit Court for Blount County, Alabama.

Mr. Towns amended his complaint on January 14, 1999 to add the Company and Community Bank as defendants in the action. On February 11, 1999, the complaint was again amended to add Mr. Pat Bellew and Mrs. Mary Bellew, who are also stockholders of the Company, as additional plaintiffs. On December 21, 1998, the Company and its directors filed a motion with the court seeking to have the complaint dismissed. On March 1, 1999, the Board of Directors appointed a special Board committee, comprised of Roy B. Jackson, Merritt M. Robbins and R. Wayne Washam, each of whom is a non-employee director of the Company, to review
the plaintiffs' allegations in accordance with Delaware law. On April   , 1999,
at the request of each of the parties to the action, the court ordered that the litigation and related discovery, motions and hearings be stayed, pending completion of the special committee's review.



     The complaint alleged that the directors of the Company breached their fiduciary duty to the Company and its stockholders, engaged in fraud, fraudulent concealment, suppression of material facts and suppression of the plaintiff stockholders, failed to supervise management, conspired to conceal wrongful acts from the Company's stockholders and paid themselves excessive director fees. The complaint also alleged that the Board of Directors acquiesced in mismanagement and misconduct by Kennon R. Patterson, Sr., the Chairman of the Board, Chief Executive Officer and President of the Company, including alleged self-dealing, payment of excessive compensation, misappropriation of corporate opportunities and misappropriation of funds. The complaint sought an unspecified amount of compensatory and punitive damages, removal of the current directors, appointment of a new Board of Directors, and attorneys fees and costs. Management of the Company believes that the plaintiffs' allegations are false and that the action lacks merit. The Company and its directors intend to defend the action vigorously, and management of the Company believes that the action will not have a material adverse effect on the Company's results of operations and financial condition.

                             EXECUTIVE COMPENSATION


     All share amounts and per share amounts in the following discussion have been adjusted to reflect a two-for-one stock split, effected in the form of a stock dividend of shares of Common Stock, on March 26, 1998. For additional information about compensation of the Company's executive officers, please see the section below captioned "Executive Compensation Committee Report on Executive Compensation."


SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION


     The following table provides summary information concerning compensation paid by the Company and its subsidiaries during 1998 to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company at December 31, 1998 (the "named executive officers") for the fiscal years ended December 31, 1998, 1997 and 1996.


                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM
                                              ANNUAL COMPENSATION               COMPENSATION
                                    ----------------------------------------   ---------------
                                                                                   AWARDS
                                                                 OTHER           SECURITIES       ALL OTHER
                                                                 ANNUAL          UNDERLYING      COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR   SALARY($)   BONUS($)    COMPENSATION($)    OPTIONS/SARS(#)    ($)(1)(2)
---------------------------  ----   ---------   --------    ----------------   ---------------   ------------
Kennon R. Patterson, Sr....  1998   $544,500    $281,500             --            16,667          $53,928
  Chairman, President        1997    495,000     165,000             --             4,000           49,507
  and Chief Executive
     Officer                 1996    450,000     150,000             --            52,000           47,620
Bishop K. Walker, Jr......   1998   $248,730          --             --            13,333          $41,667
  Vice Chairman and          1997    225,000    $ 50,000             --             3,000           35,496
  General Counsel            1996    200,000      60,000             --            36,000           35,059
Denny G. Kelly............   1998   $190,288          --             --            10,000          $41,128
  President --               1997    150,000    $ 30,000             --             2,000           34,307
  Community Bank             1996    130,000      50,000             --            22,000           35,420
Hodge Patterson, III......   1998   $170,019          --        $17,740(3)          6,667          $35,378
  Executive Vice
     President --            1997    150,000    $ 30,000             --             2,000           34,307
  Community Bank             1996    120,000      50,000             --            20,000           35,420
Loy McGruder..............   1998   $152,231          --             --             6,667          $33,728
  Executive Vice
     President --            1997    125,000    $ 30,000             --             2,000           32,707
  Community Bank             1996     95,000      35,000             --            18,000           31,976


---------------

(1) Includes director fees paid for service as a director of the Company and of its subsidiaries during 1998, 1997 and 1996, respectively, as follows:
    Kennon R. Patterson, Sr., $37,000, $34,600 and $32,400; Bishop K. Walker, Jr., $33,000, $27,750 and $26,000; Denny G. Kelly, $34,500, $27,000 and
    $26,000; Hodge Patterson, III, $28,750, $28,600 and $28,400; and Loy
    McGruder, $27,000, $27,000 and $26,000.



(2) Also includes life insurance premiums paid by the Company and contributions by the Company to the ESOP during 1998, 1997 and 1996, respectively, as follows: Kennon R. Patterson, Sr., $16,928, $14,907 and $15,220; Bishop K. Walker, Jr., $8,667, $7,746 and $9,059; Denny G. Kelly, $6,628, $5,707 and
    $7,020; Hodge Patterson, III, $6,628, $5,707 and $7,020; and Loy McGruder, $6,628, $5,707 and $5,976.



(3) Includes $4,805 with respect to social club dues, $5,675 with respect to usage of a Company-owned automobile, and $7,260 with respect to discounted interest rates through participation in the Company's employee loan programs.

STOCK OPTIONS

     The following table contains information regarding the grant of stock options during 1998 to the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION FOR
                                                  INDIVIDUAL GRANTS (1)                         OPTION TERM(2)
                                 --------------------------------------------------------   ----------------------
                                  NUMBER OF       PERCENT OF
                                  SECURITIES    TOTAL OPTIONS/
                                  UNDERLYING     SARS GRANTED    EXERCISE OR
                                 OPTIONS/SARS    TO EMPLOYEES    BASE PRICE    EXPIRATION
NAME                              GRANTED(#)    IN FISCAL YEAR     ($/SH)         DATE        5%($)       10%($)
----                             ------------   --------------   -----------   ----------   ---------   ----------
Kennon R. Patterson, Sr........     16,667           8.19%         $15.00       3/25/03      $69,071     $152,631
  Chairman, President and Chief
  Executive Officer
Bishop K. Walker, Jr...........     13,333           6.55           15.00       3/25/03       55,255      122,099
  Vice Chairman and General
  Counsel
Denny G. Kelly.................     10,000           4.91           15.00       3/25/03       41,442       91,577
  President -- Community Bank
Hodge Patterson, III...........      6,667           3.27           15.00       3/25/03       27,629       61,054
  Executive Vice President --
  Community Bank
Loy McGruder...................      6,667           3.27           15.00       3/25/03       27,629       61,054
  Executive Vice President --
  Community Bank

---------------
(1) All stock options became exercisable on the date they were granted.


(2) Represents hypothetical gains that could be achieved with respect to the grants of options if the options were to be exercised at the end of the option term, based upon assumed rates of appreciation in the market price of Common Stock of 5% and 10%, compounded annually from the date of grant to the expiration date. Actual gains, if any, could vary and will depend upon the actual date or dates, if any, on which options are exercised and the actual rates of appreciation, if any, in the price of Common Stock.

OPTION EXERCISES AND HOLDINGS

     The following table provides information concerning the exercise of stock options during 1998 by the named executed officers and the unexercised stock options held by them at December 31, 1998.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                    FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                             NUMBER OF SECURITIES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                SHARES                           AT FY-END(#)                 AT FY-END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
NAME                          EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------   -----------   -----------   -------------   -----------   -------------
Kennon R. Patterson, Sr.....      --            --          72,667           --          $633,335          --
Bishop K. Walker, Jr........      --            --          52,333           --           449,165          --
Denny G. Kelly..............      --            --          34,000           --           285,000          --
Hodge Patterson, III........      --            --          28,667           --           248,335          --
Loy McGruder................      --            --          26,667           --           228,335          --

---------------
(1) Represents market value of underlying shares of Common Stock at December 31, 1998 net of the exercise price of the options.

RETIREMENT PLAN

     The following table shows the estimated annual benefits payable at normal retirement age (age 65) under a qualified defined benefit retirement plan (Community Bancshares, Inc. Revised Pension Plan) as well as under a non-qualified supplemental retirement plan (Community Bancshares Inc. Benefit Restoration Plan). This supplemental plan provides benefits that would otherwise be denied participants because of Internal Revenue Code limitations on qualified plan benefits. All of the named executive officers, other than Mr. McGruder, are participants in this supplemental plan.

                               PENSION PLAN TABLE

                         YEARS OF CREDITED SERVICE
AVERAGE ANNUAL   -----------------------------------------
 COMPENSATION       10         20         30         40
--------------   --------   --------   --------   --------
  $   25,000     $  3,750   $  7,500   $ 11,250   $ 15,000
      50,000        7,500     15,000     22,500     30,000
      75,000       11,250     22,500     33,750     45,000
     100,000       15,000     30,000     45,000     60,000
     250,000       37,500     75,000    112,500    150,000
     500,000       75,000    150,000    225,000    300,000
     750,000      112,500    225,000    337,500    450,000
   1,000,000      150,000    300,000    450,000    500,000

     The benefits shown are not subject to any deduction for Social Security benefits or other offset amounts. Benefits shown above are computed as a straight-life annuity beginning at age 65.

     The amount of compensation covered by the combination of plans covering the named executive officers is total compensation, including bonuses, overtime or other forms of extraordinary compensation. The amount of the retirement benefit is determined by the length of the retiree's credited service under the plans and his average monthly earnings for the five highest consecutive calendar years of the retiree's final ten consecutive calendar years of employment with the Company and its subsidiaries. The full years of credited service under the plans for the named executive officers are as follows: Kennon R. Patterson, Sr.: 16 years; Bishop K. Walker, Jr.: 12 years; Denny G. Kelly: 13 years; Hodge Patterson, III: 12 years; and Loy McGruder: 12 years.

COMPENSATION OF DIRECTORS


     Directors of the Company are paid a fee of $1,000 for each month during which the director serves. Members of the Executive Committee and Audit Committee receive a fee of $1,000 for each month during which such committees meet. Directors of the Company who are also directors of Community Bank or its subsidiaries receive the following monthly fees: Community Bank -- $1,000; Community Appraisal, Inc. -- $250; 1st Community Credit Corporation -- $250; Community Insurance Corp. -- $250; and Southern Select Insurance, Inc. -- $250. In March 1998, directors of the Company were granted options to purchase an aggregate of 86,669 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.



EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS


  EMPLOYMENT AGREEMENTS


     Effective April 1, 1996, the Company entered into an Employment Agreement with Kennon R. Patterson, Sr., which expires on March 31, 2008. The agreement provides that Mr. Patterson will serve as the Chairman of the Board of Directors, President and Chief Executive Officer of the Company and receive a minimum base salary and annual bonus. Pursuant to the agreement, this compensation package is to be increased by at least 10% each year. Mr. Patterson's agreement also provides that he will receive four weeks of paid vacation annually, use of an automobile for business and personal purposes, reimbursement of business and professional expenses, memberships in civic and social clubs, and an annual allowance of $10,000 for the purchase of life insurance. In the event that Mr. Patterson is disabled to the extent that he is incapable of performing his duties, he is entitled to a continuation of his compensation during the period of disability, but not to exceed one year. If Mr. Patterson's employment with the Company is terminated, he may not engage in the business of banking within a 25 mile radius of any office of the Company or its subsidiaries for a period of two years following the termination of his employment.



     Effective April 1, 1996, the Company also entered into an Employment Agreement with Bishop K. Walker, Jr., which expires on March 31, 2001. Pursuant to this agreement, Mr. Walker is to serve as Vice Chairman, Executive Vice President, General Counsel and Secretary of the Company and in other capacities for certain of its subsidiaries. Mr. Walker is to receive a stated salary which will be reviewed annually. Mr. Walker's agreement also provides that he will receive three weeks of paid vacation annually, use of an automobile for business and personal purposes, reimbursement of business and professional expenses, memberships in civic and social clubs and an employer-provided life insurance policy in an amount of $100,000. If Mr. Walker is disabled to the extent that he is incapable of performing his duties, he is entitled to receive his normal compensation for the period of disability, but not to exceed 90 days. If Mr. Walker's employment with the Company is terminated he may not engage in the business of banking within a 25 mile radius of the Company's Blountsville, Alabama office or in any other county in which the Company and its subsidiaries does business for a period of two years following the termination of his employment.


  CHANGE IN CONTROL AGREEMENTS

     The Company has entered into Change in Control Agreements with each of the named executive officers. These agreements have terms of three years and may be renewed annually thereafter by the Company's Executive Compensation Committee. In the event of a change in control of the Company (as defined in the agreements), the named executive officer is entitled to receive certain severance benefits if his employment is terminated by the Company within 30 months following the change in control, unless the termination is for cause or by reason of the officer's death or disability. The officer is also entitled to these severance benefits if the officer terminates employment with the Company within 30 months following a change in control because, among other reasons, the officer's authority, duties, compensation or benefits have been reduced or the officer is forced to relocate more than 50 miles from his place of employment immediately prior to the change in control. If, during the term of the agreement a transaction is proposed which, if consummated, would constitute a change in control, the officer's employment is thereafter terminated by the Company other than for cause or by reason of the officer's death or disability, and the proposed transaction is consummated within one year following the officer's termination of employment, the change in control will be deemed to have occurred during the term of the agreement and the officer will be entitled to severance benefits.

     The severance benefits payable under the Change in Control Agreements are as follows: (i) a lump sum payment equal to the present value of the officer's monthly salary which would have been payable for 30 months following the officer's termination of employment but for such termination; (ii) a lump sum payment equal to the present value of a monthly payment payable for 30 months, which monthly payment is calculated by taking one-twelfth of the average of the bonuses earned by the officer for the two calendar years immediately preceding the year in which the officer's termination of employment occurs; (iii) continuation of the officer's health and life insurance benefits for 30 months following the officer's termination of employment at the same level and on the same terms as provided to the officer immediately prior to his termination of employment; (iv) full vesting and continued participation for a period of 30 months following the officer's termination of employment in certain retirement plans or, if such full vesting and continued participation is not allowed, payment by the Company of a lump sum supplemental benefit in lieu of full vesting and continued participation in such plans; and (v) individual career counseling and outplacement services for a reasonable period of time following the officer's termination of employment, up to a maximum cost to the Company of $5,000 per officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors currently serve as members of the Executive Compensation Committee of the Company's Board of Directors and also served on such committee during 1998:

                            Merritt M. Robbins (Chairman)
                            R. Wayne Washam (Vice Chairman)
                            Denny G. Kelly
                            Bishop K. Walker, Jr.

     Former director Henry Sims, who has retired from the Board, also served on the committee during a portion of 1998.


     Bishop K. Walker, Jr. and Denny G. Kelly are also executive officers of the Company and its subsidiaries.

                    EXECUTIVE COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERVIEW


     The Company's Executive Compensation Committee (the "Compensation Committee") is responsible for establishing and administering the Company's executive compensation program. The Compensation Committee also makes recommendations regarding executive compensation to the Board of Directors, which has final approval of the compensation of each executive officer, including the named executive officers identified in the Summary Compensation Table above. Bishop K. Walker, Jr. and Denny G. Kelly do not participate in the Compensation Committee's review and recommendation of their respective compensation. Likewise, the named executive officers do not participate in the Board of Directors' review and determination of their respective compensation.



     The Company's executive compensation program is designed to attract, reward, retain and motivate executive officers who will provide strong leadership necessary for the Company to achieve superior financial performance and stockholder return, and who will be an integral part of the communities that the Company serves. During 1998, the Company's executive compensation program consisted of (i) base compensation, (ii) annual bonuses, and (iii) long-term incentives utilizing equity ownership in the Company. Executive officers also receive various perquisites of a type comparable to those made available to executive officers of other financial institutions, as well as retirement and other employee benefits that are generally available to employees of the Company and its subsidiaries.


EXECUTIVE COMPENSATION PROGRAM

  BASE COMPENSATION


     Base compensation provides the foundation for the Company's executive compensation. Its purpose is to compensate the executive for performing the basic duties that he or she is expected to perform. Salaries are typically reviewed and adjusted each year. The base compensation paid to Kennon R. Patterson, Sr. and Bishop K. Walker, Jr. are subject to the terms of their respective employment agreements with the Company. Mr. Patterson's employment agreement provides for a minimum base salary, with annual salary increases of at least 10%. Mr. Walker's employment agreement provides for a minimum base salary, which is subject to annual review in the discretion of the Compensation Committee.



     In determining the base compensation for a particular executive officer, the Compensation Committee makes a subjective evaluation of three primary factors: (i) the officer's individual performance, (ii) performance of the Company and business unit or units of the Company for which the officer is responsible, and (iii) published compensation data for comparable positions at other financial institutions. The Compensation Committee does not assign any relative or specific weights to these factors, and individual members of the Compensation Committee may give differing weights to different factors. Accordingly, during a particular year, the base compensation of an executive officer of the Company may not necessarily be related to the Company's performance during that year or the prior year.



     Individual Performance. In determining its recommended compensation for each executive officer of the Company, the Compensation Committee considers the officer's individual performance during the prior year. Individual performance is generally evaluated by reference to the executive officer's annual performance review, in which the officer is subjectively graded by his or her superiors on various specified criteria, such as leadership skill and management ability.



     Company Performance. The Compensation Committee also considers the performance during the prior year of the Company and the bank, branch, branches or other business unit or units of the Company for which the executive officer is responsible. For example, in determining the compensation for Kennon R. Patterson, Sr., the Chairman, Chief Executive Officer and President of the Company, the Compensation Committee reviews the performance of the entire Company, and in determining the compensation for Denny G. Kelly, the President of Community Bank, the Compensation Committee reviews the performance of Community Bank as a whole. The Compensation Committee subjectively evaluates the performance by the business units with respect to criteria that the Compensation Committee believes to be relevant in assessing the units' performance. The Compensation Committee has not established any target amounts for these criteria, which may differ from unit to unit, depending on the nature of the unit's business (such as banking, consumer finance or insurance) and how long the unit has been in operation, among other factors. The Compensation Committee particularly focuses on the following five criteria, to the extent applicable, in assessing each unit's performance: (i) growth in loan portfolio; (ii) growth in deposits; (iii) amount of employee turnover; (iv) net profit; and (v) charge-offs and loan losses.


     Published Compensation Data. The Company subscribes to several industry publications that report compensation of the executive officers of other financial institutions. The Compensation Committee reviews information regarding the compensation of similarly-situated executives at comparable institutions in determining its recommended compensation for a particular executive officer.



     Based on these and other factors that the Compensation Committee and its members may deem to be relevant, the Compensation Committee determines the base compensation of each executive officer and recommends such amounts to the Board of Directors. The Board of Directors then considers the Compensation Committee's recommendations, and may elect to decrease, increase or approve the compensation recommended by the Compensation Committee. During 1998, the annual base compensation for each of the named executive officers was increased as follows:
Kennon R. Patterson, Sr. to $544,500, Bishop K. Walker, Jr. to $248,730, Denny
G. Kelly to $190,288, Hodge Patterson, III to $170,019 and Loy McGruder to $152,231. The Board of Directors approved, without material change, the compensation recommended by the Compensation Committee for 1998.


  ANNUAL BONUSES


     The Company has, to a limited extent, provided short-term incentives to executive officers in the form of annual cash bonuses in recognition of outstanding individual performance and/or business unit performance. Kennon R. Patterson, Sr.'s employment agreement with the Company provides for a minimum annual bonus, which is to be increased by at least 10% per year. For 1998, the Board of Directors awarded a total bonus to Kennon R. Patterson, Sr. in the amount of $281,500. Of this amount, $181,500 reflected the minimum bonus payable under Mr. Patterson's employment agreement and $100,000 represented an additional discretionary bonus that was awarded by the Board of Directors in recognition of Mr. Patterson's outstanding performance and significant contributions to the Company's progress toward achieving its strategic plan, the significant growth in the Company's assets, deposits, loans, number of locations and services, and the growth in the Company's profitability during a time in which, consistent with its strategic plan, the Company incurred significant expansion costs related to the addition of new branches and subsidiaries. The Board of Directors did not award bonuses to any other executive officer of the Company for 1998, based on the Board's determination that the other officers' base compensation and stock option awards provided adequate compensation with respect to their performance and that of the Company during 1998.


  LONG-TERM INCENTIVES


     The purpose of long-term incentives is to provide incentives and rewards recognizing the performance of the Company over time and to motivate long-term, strategic thinking among executives. During 1998, the Company granted stock options to its directors and certain of its officers as long-term incentives because, among other reasons, the Compensation Committee believes stock options properly align executive pay with stockholders' interests. The grant of stock options is a common method of compensation for financial institutions and other publicly held companies and allows the Company to be competitive with other employers. The number of options granted to a particular executive officer generally reflects the officer's position within the Company, the Compensation Committee's subjective evaluation of the officer's performance and contribution to the Company, and the Compensation Committee's analysis of the value of the options awarded (using a standard methodology for valuing options). During 1998, the Company granted options to each of the named executive officers, and certain other executive officers of the Company, with an exercise price equal to 100% of the fair market value of the Common Stock on the date that the options were granted.

CHIEF EXECUTIVE OFFICER COMPENSATION


     Effective April 1, 1996, the Company entered into an employment agreement with Kennon R. Patterson, Sr., the Chief Executive Officer of the Company, which expires on March 31, 2008. Mr. Patterson's employment agreement provides for a minimum base salary and annual bonus, each of which is to be increased each year by at least 10%, regardless of Mr. Patterson's performance or that of the Company or its subsidiaries. The Board of Directors approved this Employment Agreement in 1996 because of Mr. Patterson's length of service with the Company, the growth and success that the Company had achieved under his leadership, and the Board's view that Mr. Patterson's efforts, strategic vision and leadership were a key component in achieving such growth and success. In addition, the Board desired to ensure that the Company continued to retain Mr. Patterson's services as Chief Executive Officer of the Company. Based on the amount of annual increases in compensation that had historically been awarded to officers of the Company, the Board determined that a minimum annual raise in compensation of 10% was reasonable.



     Compensation for Mr. Patterson during 1998 was determined in accordance with the terms of his employment agreement and the Board of Directors' subjective evaluation of Mr. Patterson's performance and that of the Company, as well as the other factors and criteria described above for other executive officers of the Company. For 1998, Mr. Patterson's base salary was increased from $495,000 to $544,500, representing an increase of 10%, the minimum amount provided under his employment agreement. Mr. Patterson was also awarded an annual bonus in the amount of $281,500, which was comprised of a minimum bonus of $181,500 payable under Mr. Patterson's employment agreement and an additional discretionary bonus in the amount of $100,000 in recognition of Mr. Patterson's outstanding performance and the Company's growth. In addition, Mr. Patterson was awarded options to purchase 16,667 shares of the Company's Common Stock.



     In determining the amount of Mr. Patterson's compensation, the Compensation Committee considered various qualitative and quantitative criteria regarding Mr. Patterson's individual performance and that of the Company, as well as published data regarding compensation paid to the chief executive officers of other financial institutions. The Compensation Committee did not establish any target amounts with respect to these criteria, or assign any particular weights to the criteria considered. In particular, the Compensation Committee considered the increases during 1998 in the Company's total assets to $603.2 million from $491.8 million, in the Company's deposits to $538.6 million from $440.9 million, and in the Company's net loans to $433.9 million from $326.1 million. The Compensation Committee also considered the 1998 expansion of the Company's geographic market through the opening of new locations for Community Bank and the Company's insurance and finance company subsidiaries, the development and expansion of the Company's products and services (such as insurance, appraisal and consumer finance) and the increase in the Company's net income to $3.6 million from $3.5 million during 1998, a period in which the Company incurred significant expansion costs as an investment in future growth and profitability. The Compensation Committee determined that these accomplishments were key factors in the continued growth in the size and profitability of the Company, and that they were due in large part to Mr. Patterson's management leadership, strategic vision and dedication to the Company and the communities it serves.


By the Executive Compensation Committee:


Denny G. Kelly  Merritt M. Robbins  Bishop K. Walker, Jr   R. Wayne Washam
                (Chairman)                                 (Vice Chairman)

                               PERFORMANCE GRAPH


     Set forth below is a graph comparing the yearly percentage change in the cumulative total return of the Company's Common Stock against the cumulative total return of the Nasdaq Stock Market Bank Index and the American Stock Exchange Major Market Index for the last five years. It assumes that the value of the investment in the Company's Common Stock and in each index was $100.00 and that all dividends were reinvested. There is no established trading market for the Company's Common Stock and, therefore, no reliable information is available as to the prices at which such Common Stock has traded. To the extent that cumulative total return data provided in the graph below is based in part on the price of the Common Stock at the dates indicated, such information should not be viewed as indicative of the actual or market value of the Common Stock.


                            TOTAL RETURN PERFORMANCE

COMMUNITY BANCSHARES, INC.                                        AMEX MAJOR MARKET INDEX               NASDAQ BANK INDEX
--------------------------                                        -----------------------               -----------------
100                                                                        100.00                             100.00
163.83                                                                     108.57                              99.64
135.43                                                                     149.06                             148.38
160.07                                                                     190.20                             195.91
215.6                                                                      243.18                             328.02
297.04                                                                     292.96                             324.90


     The information provided under the headings "Executive Compensation Committee Report on Executive Compensation" and "Performance Graph" above shall not be deemed to be "soliciting material" or to be "filed" with the SEC, or subject to Regulation 14A or 14C, other than as provided in Item 402 of Regulation S-K, or to liabilities of Section 18 of the Exchange Act and, unless specific reference is made therein to such headings, shall not be incorporated by reference into any filings under the Securities Act of 1933 or the Exchange Act.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information, as of March 1, 1999, with respect to ownership of shares of Common Stock by each of the Company's directors and nominees for directors, all directors, nominees for directors and executive officers of the Company as a group, and each other person or group that is known by the Company, based solely upon a review of filings made with the SEC, to be the beneficial owner of more than 5% of the outstanding shares of Common Stock.



                                                                                          PERCENTAGE
                                       SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)        OF TOTAL
                                      -----------------------------------------------       SHARES
PERSON, GROUP OR ENTITY               SOLE POWER(2)     SHARED POWER(3)     AGGREGATE     OUTSTANDING
-----------------------               -------------     ---------------     ---------     -----------
I. DIRECTORS, NOMINEES
  AND EXECUTIVE OFFICERS
Glynn Debter........................      26,867(4)          10,200            37,067            *
Roy B. Jackson......................       1,400(5)           3,600             5,000            *
Denny G. Kelly......................      86,842(6)         283,158           370,000         7.96%
John J. Lewis, Jr. .................      42,467(7)           1,200            43,667            *
Loy McGruder........................      34,650(8)          23,372            58,022         1.25
Hodge Patterson, III................      74,755(9)           5,322            80,077         1.72
Kennon R. Patterson, Sr. ...........     105,874(10)        757,582           863,456        18.58
Merritt M. Robbins..................     180,276(11)          4,632           184,908         3.98
Robert O. Summerford................      40,667(12)         76,200           116,867(13)     2.51
Bishop K. Walker, Jr. ..............     244,784(14)        324,695           569,479        12.25
R. Wayne Washam.....................      35,069(15)          4,000            39,069            *
All Company directors, nominees for
  directors and executive officers
  as a group (12 persons)...........     873,651            960,921         1,834,572        39.47
II. OTHERS
Bank One as Trustee of the Community
  Bancshares, Inc. Employee Stock
  Ownership Plan(16)................          --            554,904(17)       554,904(17)    11.94
R.C. Corr, Jr., Doris J. Corr, Bryan
  A. Corr, Tina M. Corr, Joan M.
  Currier, John David Currier,
  Christina M. Currier, Corr, Inc.,
  A. Lee Hanson, Jimmy C. Smith,
  J.R. Whitlock, Sr. and William S.
  Wittmeier, Jr. as a group
  (18)(19)..........................     103,109            362,228           465,337         9.99


---------------
  *  Less than 1%.

 (1) The number of shares reflected are shares which, under applicable SEC regulations, are deemed to be beneficially owned, including shares as to which, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, either voting power or investment power is held or shared. In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person which are currently exercisable, or which will become exercisable within 60 days following March 1, 1999, are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The total number of shares beneficially owned is divided, where applicable, into two categories: (i) shares as to which voting/investment power is held solely, and (ii) shares as to which voting/investment power is shared.


 (2) Unless otherwise specified in the following footnotes, if a beneficial owner is shown as having sole power, the owner has sole voting as well as sole investment power, and if a beneficial owner is shown as having shared power, the owner has shared voting power as well as shared investment power. Some individuals are shown as beneficial owners of shares held by the Company's ESOP. The individual has sole power to direct the ESOP trustee as to the manner in which shares allocated to the individual's account under the ESOP are to be voted. The individual has no direct power of disposition with respect to shares allocated to the individual's account, except to request a distribution under the terms of the ESOP.


 (3) This column may include shares held in the name of, among others, a spouse, minor children or certain other relatives sharing the same home as the director, nominee, executive officer or 5% stockholder. In the cases of Messrs. Kennon R. Patterson, Sr., Bishop K. Walker, Jr. and Denny G. Kelly, this column includes 267,836 shares which are held by the ESOP and which have not been allocated to any participant account. These individuals serve as members of the Administrative Committee of the ESOP and have voting and investment authority over the unallocated shares, but each individual disclaims any beneficial ownership with respect to such unallocated shares. In the case of Messrs. Kennon R. Patterson, Sr., Bishop K. Walker, Jr., Denny G. Kelly, Loy McGruder and Hodge Patterson, III, this column includes 5,322 shares held by Community Investments, a partnership composed of eight individuals, of which each such individual is a partner. The number of shares shown is each partner's individual interest in the 42,578 shares of Common Stock held by the partnership.



 (4) Includes 26,667 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options. Since April 1, 1997, Mr. Debter has purchased shares of Common Stock as follows: 1,100 shares on January 23, 1998, 100 shares on February 24, 1998, 436 shares on March 6, 1998, 3,064 shares on November 18, 1998 and 100 shares on November 23, 1998. Mr. Debter borrowed funds for his purchases of Common Stock on January 23, 1998, May 6, 1998, November 18, 1998 and November 23, 1998 and, as of March 31, 1999, none of such indebtedness remained outstanding. Mr. Debter's business address is 4134 Co. Highway 30, Horton, Alabama 35980.



 (5) Mr. Jackson's business address is 14573 Minor Hill Highway, Minor Hill, Tennessee 38473.



 (6) Includes 34,000 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options and 13,172 shares allocated to Mr. Kelly's ESOP account as of December 31, 1997. Since April 1, 1997, Mr. Kelly has purchased shares of Common Stock as follows: 10,000 shares on November 30, 1998, 532.2 shares on July 22, 1998, 532.2 shares on July 29, 1998 and 56,682 shares on December 1, 1998.



 (7) Includes 28,667 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options. Since April 1, 1997, Mr. Lewis has purchased shares of Common Stock as follows: 333 shares on December 31, 1997, 783 shares on January 5, 1998 and 4,756 shares on November 24, 1998. Mr. Lewis borrowed funds for his purchase of Common Stock on November 24, 1998 and, as of March 31, 1999, none of such indebtedness remained outstanding. Mr. Lewis' business address is 67240 Main Street, Blountsville, Alabama 35031.



 (8) Includes 26,667 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options and 7,983 shares allocated to Mr. McGruder's ESOP account as of December 31, 1997. Since April 1, 1997, Mr. McGruder has purchased shares of Common Stock as follows: 525 shares on April 18, 1997, 532.2 shares on July 22, 1998 and 532.2 shares on July 29, 1998. Mr. McGruder borrowed funds for his purchases of Common Stock on April 18, 1997 and November 20, 1998, and, as of March 31, 1999, none of such indebtedness remained outstanding.



 (9) Includes 28,667 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options and 9,484 shares allocated to Mr. Patterson's ESOP account as of December 31, 1997. Since April 1, 1997, Mr. Patterson has purchased shares of Common Stock as follows: 120 shares on February 24, 1998, 532.2 shares on July 22, 1998 and 532.2 shares on July 29, 1998.



(10) Includes 72,667 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options and 33,207 shares allocated to Mr. Patterson's ESOP account as of December 31, 1997. Since April 1, 1997, Mr. Patterson has purchased shares of Common Stock as follows: 100 shares on April 18, 1997, 532.2 shares on July 22, 1998, 532.2 shares on July 29, 1998 and 3,080 shares on November 23, 1998.

(11) Includes 26,667 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options. Since April 1, 1997, Mr. Robbins has purchased shares of Common Stock as follows: 268 shares on September 12, 1997, 5,241 shares on October 23, 1998, 10,000 shares on November 20, 1998 and 3,000 shares on December 15, 1998. Mr. Robbins borrowed funds for his purchase of Common Stock on November 20, 1998 and, as of March 31, 1999, none of such indebtedness remained outstanding. Mr. Robbins' business address is P.O. Box 450, New Hope, Alabama 35760.



(12) Includes 26,667 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options. Since April 1, 1997, Mr. Summerford has purchased shares of Common Stock as follows: 2,000 shares on April 18, 1997, 100 shares on May 15, 1997, 2,000 shares on September 12, 1997 and 20,000 shares on November 17, 1998. Mr. Summerford's business address is 4087 Highway 31 S.W., Falkville, Alabama 35622.



(13) Includes 62,200 shares held by Summerford Nursing Home and 14,000 shares held by Summerford Drug. Mr. Summerford is a controlling shareholder of both companies.



(14) Includes 52,333 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options and 11,747 shares allocated to Mr. Walker's ESOP account as of December 31, 1997. Since April 1, 1997, Mr. Walker has purchased shares of Common Stock as follows: 100 shares on June 30, 1997, 16 shares on September 12, 1997, 28,784 shares on October 28, 1997, 50 shares on January 20, 1998, 88 shares on March 6, 1998, 532.2 shares on July 22, 1998, 532.2 shares on July 29, 1998, 56,682 shares on December 1, 1998 and 75 shares on February 9, 1999.



(15) Includes 28,667 shares which could be acquired within 60 days following March 1, 1999 pursuant to stock options. Mr. Washam's business address is P.O. Box 114, Arab, Alabama 35016.


(16) The address of Bank One is P.O. Box 60279, New Orleans, Louisiana 70160.

(17) Participants in the ESOP have the power to direct the ESOP trustee how to vote shares allocated to their individual accounts. Any unallocated shares, and any allocated shares with respect to which voting instructions are not received from a participant, will be voted by the appropriate ESOP fiduciary in its discretion.


(18) The address of the members of the Corr and Currier families and Corr, Inc. is 600 Third Avenue East, Oneonta, Alabama 35121. Mr. Hanson's address is No. 5 Greenbriar Lane, Oneonta, Alabama 35121. Mr. Smith's address is 1630 2nd Avenue East, Oneonta, Alabama 35121. Mr. Whitlock's address is 3410 Rocky Hollow Road, Blountsville, Alabama 35031. Mr. Wittmeier's address is 1 Creek Side Way S.W., Rome, Georgia 30165.



(19) Information about this group was obtained from a Schedule 13D, and amendments thereto, filed by such group with the SEC, except that the percentage of ownership has been recalculated based on the number of shares of Common Stock outstanding as of March 1, 1999.

             PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF AUDITORS


     Upon the recommendation of the Audit Committee, the Board of Directors has appointed the accounting firm of Dudley, Hopton-Jones, Sims & Freeman, PLLP as the independent auditors of the Company and its subsidiaries for 1999, subject to approval by the Company's stockholders. This firm has served as the Company's independent auditors since 1989. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required to ratify the appointment of Dudley, Hopton-Jones, Sims & Freeman, PLLP as independent auditors of the Company and its subsidiaries for 1999. If the appointment is not approved by the stockholders, the matter will be referred to the Audit Committee for further review.


     A representative of Dudley, Hopton-Jones, Sims & Freeman, PLLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DUDLEY, HOPTON-JONES, SIMS & FREEMAN, PLLP AS INDEPENDENT AUDITORS FOR 1999.


                             STOCKHOLDER PROPOSALS


     Certain stockholders of the Company have notified the Company that they intend to present proposals at the Annual Meeting for consideration by the stockholders of the Company. These proposals are described below and are identified as Proposals 3 and 4 on the enclosed GREEN proxy card. The Board of Directors has duly considered each of these proposals and unanimously recommends a vote "AGAINST" each of these two stockholder proposals. The Company disclaims any responsibility for the content of these stockholder proposals and supporting statements. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for approval of each of these stockholder proposals.



           PROPOSAL 3 -- STOCKHOLDER PROPOSAL TO AMEND THE COMPANY'S

               BYLAWS TO RESTRICT THE COMPOSITION OF THE BOARD OF
                   DIRECTORS (OTHER THAN THE PRESIDENT OF THE
                       COMPANY) TO INDEPENDENT DIRECTORS

     Jimmy C. Smith, whose address is 101 Hickory Street, Oneonta, Alabama 35121, has given notice to the Company that he intends to present the following proposal at the Annual Meeting for consideration by the stockholders of the Company. The Company will provide you with information regarding shares of Common Stock held by Mr. Smith promptly upon receipt by the Corporate Secretary of the Company of an oral or written request for such information.

          WHEREAS, the Board of Directors (the "Board") of Community Bancshares, Inc. (the "Corporation") is intended to be an independent body elected by the Corporation's stockholders and is charged with the duty, authority and responsibility to formulate and direct corporate policies which are in the best interests of such stockholders;

          WHEREAS, the Board should monitor management of the Corporation in the implementation of those policies; and

          WHEREAS, the Corporation's interests can best be served by having Directors who are independent of management and who possess a breadth of business experience;

          NOW, THEREFORE, BE IT RESOLVED, by the stockholders of the Corporation, as follows:

          Section 1. Article III, Section 1 of the By-Laws of the Corporation shall be amended to insert at the conclusion thereof the following:

             The Board of Directors shall consist of Directors who are independent, with the exception of one management representative who shall be the President of the Corporation. A Director shall be deemed to be independent for the purposes hereof if he or she
        (i) has not been employed by the Corporation, or a subsidiary or an affiliate thereof, within the preceding five years; (ii) is not a member of the "immediate family" of any person who has been so employed (as such term is defined in Item 404(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission ("Regulation S-K")); and (iii) has not had any business relationship that would be required to be disclosed by
        Item 404(b) of Regulation S-K. The preceding two sentences shall not be altered or repealed without approval by the stockholders of the Corporation.

          Section 2. Such amendment of the By-Laws of the Corporation shall be effective with respect to nominees for Director to be elected subsequent to the 1999 annual meeting of stockholders of the Corporation.

MR. SMITH'S SUPPORTING STATEMENT

     Mr. Smith provided the following statement in support of his proposal:

          The Board of Directors (the "Board") of Community Bancshares, Inc. (the "Corporation") is comprised of 15 Directors, eight of whom are officers of the Corporation or its subsidiaries and three of whom are members of the same family. The Corporation's management, which includes these eight "inside" Directors, is responsible for the day-to-day operations of the Corporation. The Board, on the other hand, is responsible for setting corporate policy, evaluating the performance of management in implementing that policy and establishing executive compensation. This system of checks and balances is compromised when a majority or even a significant number of the members of the Board is comprised of management "insiders". Members of management lack the independence and true objectivity necessary to act in the best interests of the Corporation's stockholders. Accordingly, it is important that members of the Board be "independent" of management in order to help ensure that the interests of all, and not just a few, stockholders are protected and advanced by improving the accountability of management.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL 3.



      PROPOSAL 4 -- STOCKHOLDER PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO

                       DECLASSIFY THE BOARD OF DIRECTORS

     J.R. Whitlock, Sr., whose address is 9 Greenbriar Lane, Oneonta, Alabama 35121, has given notice to the Company that he intends to present the following proposal at the Annual Meeting for consideration by the stockholders of the Company. The Company will provide you with information regarding shares of Common Stock held by Mr. Whitlock promptly upon receipt by the Corporate Secretary of the Company of an oral or written request for such information.

          WHEREAS, the Board of Directors (the "Board") of Community Bancshares, Inc. (the "Corporation") is classified;

          WHEREAS, the classification of the Board maintains the incumbency of the current Board and management of the Corporation and thus limits the accountability of both to the Corporation's stockholders; and

          WHEREAS, the declassification of the Board would allow the Corporation's stockholders the opportunity to register annually their respective views of the performance of the Board and its members;

          NOW, THEREFORE, BE IT RESOLVED, by the stockholders of the Corporation, as follows:

          Section 1. The Board shall be declassified in order that all Directors of the Corporation may be elected annually.

          Section 2. The By-Laws of the Corporation shall be amended to effect the foregoing by deleting Article II, Section 2 and Article III, Sections 1 and 2 thereof in their entirety and re-inserting their respective predecessor sections as they existed prior to the 1996 annual meeting of stockholders, except that the number of Directors which may compose the Board shall be nine.

          Section 3. Such amendment of the By-Laws of the Corporation shall be effected in a manner that does not affect the unexpired term of the Corporation's Directors previously elected.

MR. WHITLOCK'S SUPPORTING STATEMENT

     Mr. Whitlock provided the following statement in support of his proposal:

          The Board of Directors (the "Board") of Community Bancshares, Inc. (the "Corporation") is divided into three classes serving staggered three-year terms. This arrangement, which is commonly referred to as a "classified" board of directors, is not in the best interests of the Corporation or its stockholders.

          The classification of the Board serves to protect the incumbency of the current Board and management and thus limits the accountability of both to the Corporation's stockholders. Concerns that the "declassification" of the Board could lead to inexperienced members of the Board if no incumbents were returned to their respective directorship are unfounded.

          The stockholders of the Corporation deserve the opportunity to vote on each Director annually, rather than once every three years. The declassification of the Board would allow the Corporation's stockholders the opportunity to register annually their respective view of the performance of the Board and its members.


     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "AGAINST" THIS PROPOSAL 4.


                               VOTING PROCEDURES


     Under the Delaware General Corporation Law ("DGCL") and the Company's Bylaws, the presence in person or by proxy of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the stockholders to take action at the Annual Meeting. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes regardless of whether the holder of the shares or the proxy abstains from voting on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter. Under the DGCL, once a quorum of the stockholders is established, (i) the directors standing for election must be elected by a plurality of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, and (ii) any other action to be taken must be approved by the vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting, unless otherwise provided in the Company's Certificate of Incorporation or Bylaws. Abstentions will in effect count as votes against approval of actions to be taken at the Annual Meeting other than election of directors. Broker non-votes will not have an effect on the outcome of the election of directors or approval of any other action the Company is aware is to be taken at the Annual Meeting.

                           MISCELLANEOUS INFORMATION

STOCKHOLDER PROPOSALS


     Any proposals by stockholders intended to be presented at the Company's 2000 annual meeting of stockholders must be received in written form at the Company's executive offices on or before November 30, 1999, and must otherwise be in compliance with Rule 14a-8 under the Exchange Act and other applicable legal requirements in order to be included in the Company's proxy materials for that annual meeting.


NOMINATIONS FOR DIRECTORS AND OTHER BUSINESS


     The Company's Bylaws require stockholders who wish to submit to the annual meeting of stockholders nominations of persons for election to the Board of Directors or other business to follow certain procedures. The Company's Nominating Committee will consider nominations of persons for election to the Board of Directors that are timely and otherwise submitted in accordance with the following. The stockholder must give notice in writing of the nomination or other business to the Corporate Secretary of the Company at its office at Highway 231 South, P.O. Box 1000, Blountsville, Alabama 35031, not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, however, notice to be timely must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The stockholder must be a stockholder of record at the time the notice is given and must be entitled to vote at such meeting. The stockholder's notice must set forth (a) as to each nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act and Rule 14a-11 thereunder (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) as to any other business that the stockholder proposes to bring before the Annual Meeting, a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the nomination or proposal is made, and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of the stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the number and class of shares of the Company owned of record and beneficially by such stockholder and such beneficial owner.



     The individuals named as proxies on the proxy card for the Company's 2000 annual meeting of stockholders will be entitled to exercise their discretionary authority in voting proxies on any stockholder proposal that is not included in the Company's proxy statement for the 2000 annual meeting, unless the Company receives notice of the matter(s) to be proposed no later than the 90th day preceding the first anniversary of this year's Annual Meeting. Even if proper notice is received within such time period, the individuals named as proxies on the proxy card for the meeting may nevertheless exercise their discretionary authority with respect to such matter(s) by advising stockholders of the proposal(s) and how the proxies intend to exercise their discretion to vote on the matter(s), unless the stockholder making the proposal(s) complies with Rule 14a-4(c)(2) under the Exchange Act.

                          (COMMUNITY BANCSHARES LOGO)

                              DETACH PROXY CARD HERE
 ----------------------------------------------------------------
                                   PROXY CARD

                           COMMUNITY BANCSHARES, INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                      SOLICITED BY THE BOARD OF DIRECTORS

    The undersigned hereby appoints Dicey Childers and Bishop K. Walker, Jr., and either of them, as proxies, with full power of substitution and resubstitution, to vote all of the shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Community Bancshares, Inc. (the "Company") to be held at the Administrative Building of Community Bank headquarters, Highway 231 South, Blountsville, Alabama on Thursday, April 22, 1999, at 10:00 a.m. (Central Time), and at any adjournment thereof (the "Annual Meeting").

    IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


    THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS AND WILL BE VOTED AS SPECIFIED. IF NOT OTHERWISE SPECIFIED, THE ABOVE NAMED PROXIES WILL VOTE (1) FOR THE ELECTION AS CLASS III DIRECTORS OF THE NOMINEES NAMED ON THIS CARD, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DUDLEY, HOPTON-JONES, SIMS & FREEMAN, PLLP AS INDEPENDENT AUDITORS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 1999, (3) AGAINST A STOCKHOLDER PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO RESTRICT THE COMPOSITION OF THE BOARD OF DIRECTORS (OTHER THAN THE PRESIDENT OF THE COMPANY) TO INDEPENDENT DIRECTORS, (4) AGAINST A STOCKHOLDER PROPOSAL TO AMEND THE COMPANY'S BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS, AND (5) IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


                          (CONTINUED ON REVERSE SIDE)

                              DETACH PROXY CARD HERE

 ----------------------------------------------------------------

1. Election of Class III Directors.  Nominees: Denny G. Kelly
Kennon R. Patterson, Sr.
Merritt M. Robbins
R. Wayne Washam
                FOR                            WITHHOLD AUTHORITY
   all nominees listed (except as               to vote for all
   marked to the contrary below)                nominees listed


                [ ]                                   [ ]


INSTRUCTION: To withhold authority to vote for any
individual nominee, write his name or their names in the
following space:
                                                      [ ]     --------------------------------------------------------
----


NOTICE: IF THIS PROXY IS EXECUTED IN SUCH MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY NOMINEE, IT SHALL BE DEEMED TO GRANT SUCH AUTHORITY.

     Proposal to ratify the appointment of
2.   Dudley, Hopton-Jones, Sims & Freeman,
     PLLP as independent auditors of the
     Company and its subsidiaries for the year
     ending December 31, 1999.
        FOR         AGAINST         ABSTAIN
        [ ]           [ ]             [ ]
     Stockholder proposal to amend the
3.   Company's Bylaws to restrict the
     composition of the Board of Directors
     (other than the President of the Company)
     to independent directors.
        FOR         AGAINST         ABSTAIN
        [ ]           [ ]             [ ]
4.   Stockholder proposal to amend the
     Company's Bylaws to declassify the Board
     of Directors.
        FOR         AGAINST         ABSTAIN
        [ ]           [ ]             [ ]

IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS PROXY AND
                                         MAIL PROMPTLY IN THE ENCLOSED ENVELOPE.
                                         IF YOU SIGN AS AGENT OR IN ANY OTHER
                                         CAPACITY, PLEASE STATE THE CAPACITY IN
                                         WHICH YOU SIGN.

                                         DATED:                           , 1999
                                               ---------------------------

                                         ---------------------------------------
                                         SIGNATURE

                                         ---------------------------------------
                                         SIGNATURE IF HELD JOINTLY